As filed with the Securities and Exchange Commission on December ____, 1997
                               SEC Registration No. 333-20590

===========================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC 20549

                        Post Effective Amendment No. 1 to

                        FORM S-2 REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                         DELTA-OMEGA TECHNOLOGIES, INC.
                        _______________________________
         (Exact Name of Registrant as Specified in its Charter)


  Colorado               2842                   84-1100774
 (State of Other    (Primary Standard          (IRS Employer Identification
 Jurisdiction of    Industrial Classification    Number)
 Incorporation)      Code Number)

                               119 Ida Road
                          Broussard, Louisiana  70518
                                (318) 837-3011
               _____________________________________________
       (Address, Including Zip Code, and Telephone Number, Including
          Area Code, of Registrant's Principal Executive Offices)

                       James V. Janes III, President
                              119 Ida Road
                       Broussard, Louisiana  70518
                               (318) 837-3011
               _____________________________________________
       (Name, Address and Telephone Number of Agent for Service)

                               Copies to:

                         Roger V. Davidson, Esq.
               Cohen Brame & Smith Professional Corporation
                    1700 Lincoln Street, Suite 1800
                         Denver, Colorado  80203
                            (303) 837-8800
                        Fax (303) 894-0475
_____________________________________________________________________________

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

     If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to
Item 11(a)(1) of this Form, check the following box: [X]

        $                           Proposed         Proposed        Amount
Title of each Class      Amount      Maximum          Maximum          Of
of Securities            Being      Offering Price    Aggregate  Registration
Being Registered      Registered    Per Share (1)  Offering Price     Fee
_____________________________________________________________________________
Common Stock,
 $0.001 par
 value (2)          2,471,667 Shs.   $  .75        $1,853,750       $561.75
Common Stock,
 $0.001 par
  value (3)         2,471,667 Shs.   $  .75        $1,853,750       $561.75
Common Stock,
 $0.001 par
  value               138,636 Shs.   $  .75           $59,505       $ 18.04
Common Stock,
 $0.001 par
 value (4)          1,590,700 Shs.   $ 1.25        $1,988,375
Common Stock,
 $0.001 par
 value (5)          1,062,917 Shs.   $ 1.50        $1,594,376       $549.78
Common Stock,
 $0.001 par
 value (6)            200,000 Shs.   $ 1.00          $200,000       $ 68.97
Common Stock,
 $0.001 par
 value (7)            150,000 Shs.   $ 1.00          $150,000       $ 51.72

                                       Total       $7,699,756     $2,331.14
============================================================================

(1) Estimated solely for the purpose of determining the registration fee and calculated pursuant to Rule 457(a). No separate registration fee is required for the warrants pursuant to Rule 457(g).

(2) Issuable upon conversion of the Series C Convertible Exchangeable Preferred Shares.

(3)   Issuable upon exercise of the Class Z Warrants.

(4) Issuable upon conversion of the Series B Convertible Exchangeable Preferred Shares.

(5)   Issuable upon exercise of the Class E Warrants.

(6)   Issuable upon exercise of the outstanding Placement Agent Warrants.

(7)   Issuable upon exercise of the Options owned by Fernand Baer.

* 46,670 outstanding shares with registration rights.

   Pursuant to Rule 429, the Registrant has consolidated post-effective Amendment No. 3 to Form S-2 Registration Statement dated March 13, 1997, File No. 33-90604 and Form S-2 Registration Statement dated January 21, 1997, File No. 333-20590 into this Form S-2 Registration Statement because such prospectus includes all of the information which would currently be required in a prospectus relations to the securities covered by the earlier statements. Additionally, this registration statement registers an additional 39,996 shares. There are 8,045,591 shares being carried forward with a filing fee of $7,699,756 that has previously been paid in the previous registration statements cited above.

                      _________________________

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   Common Stock
                          DELTA-OMEGA TECHNOLOGIES, INC.
                8,085,587 Shares offered by Selling Shareholders

          Certain Selling Shareholders are offering, pursuant to this Prospectus, up to 8,085,587 shares of Delta-Omega Technologies, Inc.'s ("Delta-Omega" or the "Company") $.001 par value common stock (the "Selling Shareholder Shares"), which shares, though they are being offered by the holders of such Selling Shareholder Shares, are being registered by the Company on behalf of certain of its shareholders (the "Selling Shareholders"). Upon the sale of the Selling Shareholder Shares, the Company will not receive any of the proceeds from the Selling Shareholder Shares. Certain Selling Shareholders are offering common stock to be issued to them upon conversion by them of outstanding Preferred Stock Warrants and Options. Being offered are:

     (1) 2,471,667 shares of common stock underlying conversion rights associated with currently outstanding Series C Preferred Stock; and

     (2) 2,471,667 shares of common stock underlying the outstanding Class Z Warrants.

     (3)   126,010 shares of common stock currently outstanding.

     (4) 1,590,700 shares of common stock underlying conversion rights associated with currently outstanding Series B Preferred Stock;

     (5) 1,262,917 shares of common stock underlying currently outstanding Class E and Placement Agent Warrants;

     (6)   150,000 shares underlying an outstanding option.  (See
           "DESCRIPTION OF SECURITIES.")

          The registration statement, of which this Prospectus is a part, is serving to meet an undertaking made by the Company to register the resale of the common shares underlying the conversion rights of the Series B Preferred Stock sold in a private placement during 1994 and certain other registration rights.

          The registration statement, of which this Prospectus is a part, is being utilized in part to meet an undertaking made by the Company to register the resale of the common shares underlying the conversion rights of the Series C Preferred Stock and the Class Z Warrants sold in that private placement.
                          ___________________________

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          ___________________________
          THERE ARE CERTAIN RISKS INVOLVED WITH THE OWNERSHIP OF THIS COMPANY'S SECURITIES INCLUDING RISKS RELATED TO ITS BUSINESS AND MARKET FOR ITS SECURITIES. FOR INFORMATION REGARDING CERTAIN RISKS RELATING TO THE COMPANY, SEE "RISK FACTORS."
                          __________________________

          The Company has been advised by the Selling Shareholders that they or their successors may sell all or a portion of the $.001 par value common stock offered hereby from time to time in the over-the-counter market, if such a market exists, in privately negotiated transactions, or otherwise, including sales through or directly to a broker or brokers. Sales will be at prices and terms then prevailing, if any, or at prices related to the then current market prices or at negotiated prices. In connection with any sales, any broker or dealer participating in such sales may be deemed to be an underwriter within the meaning of the Securities Act of 1933. (See "PLAN OF DISTRIBUTION.")

          The Company will receive no part of the proceeds of such sales, but will receive funds upon the exercise of the Warrants. All expenses incurred in connection with this offering, which expenses are not expected to exceed $20,000, are being borne by the Company.

          The Common Stock of Delta-Omega Technologies, Inc. is traded "over-the-counter" on the "Bulletin Board" (Symbol: DOTK). On December ___, 1997, the last sale price of the Company's common stock was $._____.



             The date of this Prospectus is December _____, 1997.


                      DOCUMENTS INCORPORATED BY REFERENCE

          The following documents heretofore filed by the Company under the Securities Exchange Act of 1934 with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference.

          (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended August 31, 1997.

          Any statement made in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is replaced or modified by a statement contained in a subsequently dated document incorporated by reference or contained in this Prospectus.

          The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written or oral requests for such copies should be directed to Marian A. Bourque, Chief Accounting Officer, Delta-Omega Technologies, Inc., 119 Ida Road, Broussard, Louisiana 70518; telephone (318) 837-3011.

                             AVAILABLE INFORMATION

          The Company is subject to the informational reporting requirements of the Securities Act of 1933 (the "Act") and in accordance therewith files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and the Commission's Regional Offices at The Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago IL 60661-2511, and the New York Regional Office, 7 World Trade Center, 12th Floor, New York, NY 10048. Copies of such materials can also be obtained from the Public Reference Section of the Commission at Judicial Plaza, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates.

          The Company has filed with the Commission in Washington, DC, a Registration Statement under the Act, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits and financial statements filed therewith or incorporated therein by reference. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or incorporated herein by reference, each statement being qualified in its entirety by such reference. The Registration Statement, including the exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, DC, and copies of any and all parts thereof may be obtained from such office after payment of the fees prescribed by the Commission.

                          ANNUAL AND QUARTERLY REPORTS

          This Prospectus is accompanied by a copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended August 31, 1997, as filed with the Securities and Exchange Commission.

                               INDEMNIFICATION

          Article X of the Registrant's Articles of Incorporation provides that the corporation may indemnify each current and former director, officer, and any employee or agent of the corporation, his heirs, executors, and administrators, against expenses reasonably incurred or any amounts paid by him in connection with any action, suit, or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee or agent of the corporation in the same manner as is provided by the laws of the State of Colorado. Additionally, to the fullest extent permitted by statute, the Company has limited the liability of directors from actions filed by shareholders and other third parties.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                              PROSPECTUS SUMMARY

          The following summary is qualified in its entirety by the more detailed information and financial statements (including notes thereto) incorporated by reference in this Prospectus.

                               The Company

          Delta-Omega Technologies, Inc. was organized under the laws of the State of Colorado on December 22, 1988 as Barclay's West, Inc. In November 1989, the Company acquired, via a Share Exchange Agreement, all of the outstanding securities of Delta-Omega Technologies, Ltd. On December 22, 1989, the Company changed its name from Barclay's West, Inc. to Delta-Omega Technologies, Inc. to reflect the acquisition.

          The Company is engaged in the development, manufacture and marketing of environmentally safe specialty chemicals for use in a variety of industrial and military applications. These products are deemed to be environmentally safe because they are water-based, non-toxic and biodegradable. These products replace hazardous, flammable, toxic and ozone depleting chemicals in a broad range of cleaning and emergency response applications. The Company has also developed a product to remediate hydrocarbon contamination from soil and water. The Company is developing proprietary products that address large markets where there is limited environmentally safe competition, or little or no existing products that provide effective performance.

          Prior to fiscal 1993, Delta-Omega was a development stage enterprise whose main objective was to conduct research and development. By that time, the Company had completed a majority of the research, development and testing of its products. In September 1992, the Company assumed an operating status, began operations in September 1993 and in January 1994 began to build its core staff of marketing, sales, financial and administrative personnel.

          The Company's offices are located at 119 Ida Road, Broussard, Louisiana 70518; its telephone number is (318) 837-3011.

                              The Offering

     Securities Offered by
     Selling
     Shareholders                          8,085,587 (1)

     Terms of Class Z Warrants             Exercisable for $.75 per share
                                           until June 30, 2001 with rights
                                           of oversubscription

     Terms of Class E Warrants             Exercisable for $1.50 per share
                                           until June 15, 1999 with rights
                                           of oversubscription

     Terms of Placement Agent Warrants     Exercisable for $1.00 per share
                                           until October 15, 1999
     Terms of Options                      Exercisable for $.90 per share
                                           until September 15, ^ <2001>
     Securities Outstanding
     (2)                               13,230,235 Common Shares
                                        1,590,700 Series B Preferred Shares
                                        2,471,667 Series C Preferred Shares
                                        1,062,917 Class E Warrants
                                        2,471,667 Class Z Warrants
                                        2,248,371 Options
                                          800,000 Warrants

     Nasdaq (Bulletin Board) Symbol        Common Stock:  DOTK

     Use of Proceeds                       Any net proceeds that the Company
                                           may realize upon the exercise and
                                           of the Warrants and Options
                                           will be used for working capital.
                                           The Company will not receive any
                                           proceeds from the sale of common
                                           stock by the Selling Shareholders.

     Risk Factors                          An investment in the securities
                                           offered hereby involves a high
                                           degree of risk, including a lack
                                           of liquidity in the market for the
                                           Company's common stock.
                                           Prospective investors should
                                           review carefully and consider the
                                           factors described in "Risk
                                           Factors."
     ________________________

     (1) Includes shares of common stock underlying the conversion privileges in the Series B and Series C Convertible Preferred Shares and Class E and Class Z Warrants and Options.

     (2) Unless otherwise indicated, all references in the Prospectus to per share data and number of shares exclude 1,600,000 shares of common stock issuable upon the exercise of any options granted or which may be granted under the Company's 1991 Stock Option Plan and 1994 Stock Option Plan. (See "PRINCIPAL SHAREHOLDERS" and "DESCRIPTION OF SECURITIES.")


                                  RISK FACTORS

          This Prospectus and the 10KSB for the year ended August 31, 1997 incorporated by reference herein include certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical facts, included in this Prospectus that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including such matters as availability of future capital, product development, business strategies, project sales, costs of sales, expansion and growth of the Company's operations and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, including the risk factors discussed below, general economic and business conditions, the business opportunities (or lack thereof) that may be presented to and pursued by the Company, changes in law or regulations and other factors, many of which are beyond the control of the Company. Prospective investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

          These securities involve a high degree of risk. Prospective purchasers should consider carefully, among other factors set forth in the Prospectus, the following:

     Risk Factors Relating to Business of the Company

          1. Possible Failure of the Company. Since the Company commenced operations in March, 1989, it has continued to operate regularly at a loss, has generated negative cash flows and until very recently, has generated only minimal revenues from sales of its products and services. As noted in the independent auditors' report on the financial statements for the fiscal year ended August 31, 1997, these factors raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue its operations is therefore dependent on its ability to support operations until such time as the Company becomes profitable. The Company does not have sufficient working capital available to maintain operations at their current levels. These factors raise substantial doubt about the Company's ability to continue as a going concern. Ultimately, the ability of the Company to continue as a going concern is dependent upon obtaining additional capital investments or generation of adequate sales revenue and profitability from operations. Therefore, investors in this offering risk the loss of their entire investment if the Company is unable to continue in operation. ("See "FINANCIAL STATEMENTS.")

          2. Lack of Market Research Concerning the Company's Products and Services and Possible Lack of Market Acceptance. The products and services developed by the Company are innovative and new to the market and there can be no assurance that such products and services will be sufficiently accepted. The Company has not obtained or undertaken any formal market research study with respect to the establishment of its market areas. The product mix of the Company is reviewed periodically, and changes to the product mix offered to the market may vary depending on market acceptance.

          3. Possible Loss of Contracts with Significant Suppliers. Raw materials for the finished product are procured from a number of sources to provide flexibility. Although the Company has its own material blending capability, loss of availability of contract blending facilities could adversely affect the operations of the Company until it could replace the lost manufacturing output with an expansion of its own blending facilities. Such expansion would require an increase in the Company's overall capital expenditures.

          4. Government Regulation and Industry Specifications. The Company engages in the development of products and provides services which may be regulated by, or subject to the requirements of, various governmental and private agencies, including the U.S. Environmental Protection Agency and the Food and Drug Administration, military specifications, military technical orders, and specific industry standards. Continual compliance with these requirements is expected to be time-consuming and expensive. Failure to obtain necessary governmental approvals may have a material adverse effect upon the Company's operations. The Company's products are currently considered to be non-toxic and non-hazardous, and accordingly unregulated. There can be no assurance, however, that all of the constituents utilized in the Company's products will remain excluded as a subject of regulatory guidelines or from lists of proscribed toxic substances in reportable quantities. In the event that any of the substances used in the Company's products becomes the subject of regulatory guidelines or becomes listed as a toxic substance, the Company could suffer an adverse impact due to a possible impairment, or total loss, of its perceived competitive advantage until suitable replacement constituents are identified and implemented.

          5. Limited Patent Protection. Multi-Foam EFFF(TM)/Haz-Clean(TM) and DOT 111/1139(TM), two of the Company's proprietary products pertinent to its business operations, are currently protected by United States Patent Numbers 5,061,383 and 5,308,550, respectively. Patent applications are pending on Omni-Clean SD and CreoSolv. The Company has also filed two patents with the United States Patent and Trademark Office, a base fluid upgrading (BFU) application (Serial No. 918,597) and a mud recycling process (MRP) (Serial No. 788,393). Both patent pending applications are for treating drilling fluids used in the oil and gas industry.

               The Company is also in the process of filing two more patents, a wellbore chemical cleaner and a continuation-in-part of co-pending MRP application Serial No. 788,993.

               To the best of Management's knowledge, the company's products and services do not infringe upon any patents held by others.

          6. Limited Marketing Capabilities. The Company has only limited marketing capabilities and must rely on its own internal marketing efforts since its prior efforts to utilize large regional and national independent distributors had only limited success. The Company is continuing to explore new avenues for the marketing of its products. The Company may change its marketing plans in the future if current marketing efforts are unsuccessful. The success of the Company is directly tied to the success of its marketing efforts.

          7. Product Liability. It is possible that personal injuries may arise from the use of the Company's products. The Company currently maintains product liability insurance for products it develops and sells. However, the Company could be materially adversely affected by any product liability claims that may be awarded in excess of policy limits. Management believes that the likelihood of personal injury is low.

          8. Success Dependent on Key Personnel. Success of the Company depends on the active participation of its Chairman, Larry G. Schafran and its President, James V. Janes, III. The Company has not entered into an employment agreement with either of these individuals and the loss of their services could adversely affect the development of the Company's business and its likelihood of success. (See "MANAGEMENT.")

          9. Lack of Management Experience. Except for it's Chairman of the Board of Directors, the Company's management, although experienced in various phases of business, marketing and the chemical industry, including product research and development, has limited experience operating as managers and executive officers and has only minimal experience in manufacturing and marketing. (See "MANAGEMENT.")

          10. Competition. The Company's products are subject to intense competition from numerous firms currently engaged in chemical research and product development. Many of these companies are substantially larger than the Company and have substantially greater resources, operating histories and experience. There can be no assurance that the Company will be able to compete successfully with these other companies or achieve profitable operations.

     Risk Factors Relating to this Offering

          1. Absence of Public Market for Company's Securities. Although there presently exists a sporadic, limited market for the Company's common stock, there can be no assurance that any market can be sustained. The investment community could show little or no interest in the Company in the future. As a result, purchasers of the Company's common stock may have difficulty in reselling such securities should they desire to do so.

          2. Potential Material Adverse Effect On Company's Securities Resulting From Penny Stock Regulations. Due to certain regulations promulgated by the Securities and Exchange Commission pertaining to penny stocks, which regulations define a penny stock to be any equity security that has a market price (as defined) of less than $5.00 per share subject to certain exceptions, and the fact that the Company's common stock could be subject to these regulations, the liquidity of the Company's securities could be materially adversely affected. Such material adverse effects could include, among other things, impaired liquidity with respect to the Company's securities, and burdensome transactional requirements (including, but not limited to, waiting periods, account and activity reviews, disclosure of additional personal financial information and substantial written documentation) associated with transactions in the Company's securities.

          3. Offering Price was Arbitrarily Determined. The offering price is likely the market price in the over-the-counter market. There is no direct relationship between the offering price and the Company's assets, book value, shareholders' equity or any other recognized criterion of value.

          4. Dividends. No dividends have been paid on the Common Stock since inception and none are contemplated at any time in the foreseeable future. Further, seven percent cumulative annual dividends are also payable on the Series B Convertible Exchangeable Preferred Stock. Seven percent cumulative annual dividends are also payable on the Series C Convertible Voting Preferred Stock. All dividends on issued and outstanding series of preferred stock have been paid in the form of restricted shares of common stock pursuant to the authority granted the Company's Board of Directors in the pertinent designation of rights and preferences. Unless and until the Company is profitable, it is unlikely that it will pay dividends in cash. (See "DESCRIPTION OF SECURITIES.")

                            RECENT DEVELOPMENTS

     Liquidity and Capital Resources

          Since the Company commenced operations, it has incurred recurring losses and negative cash flows from operations. The Company does not have sufficient working capital available to maintain operations at their current levels. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon obtaining additional capital investments or generation of adequate sales revenue and profitability from operations.

          To obtain additional capital, the Company has the option to call the Class E Common Stock Purchase Warrants with 30 days written notice to the holders. If the Class E Warrants are called by the Company, the amount of funds generated from exercise of the warrants is undeterminable due to the material difference between the call price and the current trading price of the common stock. The Company is also considering the initiation of a private offering of Series D Convertible Preferred Stock solely to accredited investors in the second quarter of fiscal 1998. For its immediate capital requirements, the Company expects to negotiate loans from board of directors until sufficient funds are generated from operations or successful completion of the above mentioned sources occurs. The Company anticipates having to negotiate the loans during the second quarter of fiscal 1998.

     Drilling Mud Recycling Process (MRP)

          The Company has successfully field tested a unique technology for recovering barite and oil from spent drilling muds. This process technology utilizes a proprietary cleaning mixture which separates the oil from the barite within an aqueous medium. The process recovers more than 95% of the barite at high purity levels. This material can be reused as a constituent in the production of water or oil based drilling muds. The synthetic oil recovered in this process can be sold or reused in mud applications. The mud recycling process (MRP) offers significant cost savings over current management practices involving spent drilling muds. The market value of the recovered barite and oils is expected to more than offset processing costs. The Company is currently in contact with major drilling mud companies to optimize the MRP technology to their specific needs and reuse markets.

     Demilitarization

          Although there is no assurance the Company expects to finalize in the second quarter an exclusive worldwide license agreement with Gradient Technology, Inc., for a leading edge portfolio of patent pending demil "conversion" technologies to address the U.S. Government's drive toward "resource recovery and reuse" in Demilitarization operations. Demilitarization or "demil" is a term used to describe the removal of conventional munitions, including bombs, rockets, torpedoes and shells from the inventory of stored ammunition. The blending of these licensed technologies with the Company's highly advanced chemical process and separation know-how should position the Company to offer cost efficient explosive conversion and/or recovery services to the U.S. Government.

                                 USE OF PROCEEDS

          Any net proceeds that the Company may realize upon the exercise of Warrants and Options will be used for working capital.

          The Company will not receive any proceeds from the sale of the common stock by the Selling Shareholders.

                                DIVIDEND POLICY

          The Company has not paid cash dividends since its inception. The Company does not anticipate paying any cash dividends on its common stock in the foreseeable future. The payment of future dividends on the common stock will be at the discretion of the Board of Directors of the Company and will depend upon, among other things, the Company's earnings, capital requirements, financial condition and restrictions contained in loan agreements, if any.

          Seven percent cumulative annual dividends are payable on both the Series B Convertible Exchangeable Preferred Stock and the Series C Convertible Preferred Stock. All dividends on issued and outstanding series of preferred stock have been paid in the form of restricted shares of common stock pursuant to the authority granted the Company's Board of Directors in the pertinent designation of rights and preferences. Unless and until the Company is profitable, it is unlikely that it will pay dividends in cash. (See "DESCRIPTION OF SECURITIES.")

                                    MANAGEMENT

          The executive officers and directors of the Company and their ages and positions with the Company or its subsidiaries are as follows:

                                                              Period from
     Name                 Age         Position                Which Served
     _____               _____       _________              _______________
     L. G. Schafran        58     Chairman of the Board           01/96

     James V. Janes, III   49     President, CEO and              10/89
                                  Director

     Donald P. Carlin      38     Director                        10/90

     Richard A. Brown      49     Director                        10/90

     David H. Peipers      40     Director                        01/96

     Marian A. Bourque     37     Chief Financial                 04/96
                                  and Accounting
                                  Officer, Secretary
                                  and Treasurer


          The Company has no knowledge of any arrangement or understanding in existence between any executive officer named above and any other person pursuant to which any such executive officer was or is to be elected to such office or offices. All officers of the Company serve at the pleasure of the Board of Directors. No family relationship exists among the directors or executive officers of the Company. All Officers of the Company will hold office until the next Annual Meeting of the Company's shareholders. There is no person who is not a designated Officer who is expected to make any significant contribution to the business of the Company.

     L. G. Schafran - Chairman of the Board of Directors. Chairman of the Board of Directors of the Company since February 1996, Mr. Schafran was until recently a Director and Chairman of the Executive Committee of Dart Group Corporation and its two principal affiliates, Trak Auto Corporation and Crown Books Corporation. Mr. Schafran is also a Director or Trustee of Capsure Holdings Corp., Glasstech, Inc., National Income Realty Trust, Oxigene, Inc. and Publicker Industries, Inc. Mr. Schafran earned a B.B.A. from the University of Wisconsin in 1960 and a M.B.A. also from the University of Wisconsin in 1961.

     Donald P. Carlin - Director. A Director of the Company since October 1990, Mr. Carlin has been a director of Oxigene, Inc., a publicly held company involved in cancer research, since 1992. Since 1982, Mr. Carlin has been Chief Executive Officer and a principal shareholder of the Moores Companies, a group of South Louisiana companies in the oil field service and real estate industries. Mr. Carlin earned a B.S. degree from the University of Southwestern Louisiana in 1981.

     Richard A. Brown - Director. A Director of the Company since October 1990, and Chairman of the Board from 1991 to 1995, Mr. Brown has been the sole proprietor of the venture capital firm Eagle Ventures since 1989. Mr. Brown has been a Director of Oxigene, Inc. a publicly held company involved in cancer research, since 1988 and a Director of Angiosonics, Inc., a company involved with cardiac intervention devices, since 1992. From 1986 until 1989, Mr. Brown was President of Eagle Financial Group, Inc., a venture capital and investment banking firm. Prior to 1986, Mr. Brown was engaged in the financing and analysis of development stage companies involved in medical electronic technology. Mr. Brown earned a B.A. degree from Hamilton College in 1970.

     James V. Janes, III, - Director and President. A Director of the Company since February 1990, and President since January 1996, Mr. Janes was General Manager of Delta-Omega Technologies, Ltd., the Company's wholly owned subsidiary, from November 1989 to December 1990. From 1977 to 1989, Mr. Janes was President of Janes Industries, Inc., a Louisiana corporation licensed as a general contractor. Mr. Janes has also served on the boards of directors of Southland Federal Savings Bank, Opelousas, Louisiana since 1986, and St. Landry Home Builders Association, Opelousas, Louisiana since 1983. Mr. Janes served in the U.S. Air Force, earning the Distinguished Flying Cross, and between 1973 and 1977 was an instructor and evaluator with the 58th TAC Fighter Squadron at Eglin Air Force Base in Florida. Mr. Janes earned a B.S. from Northwestern State University in 1970.

     David H. Peipers - Director. A Director of the Company since February 1996, Mr. Peipers is a co-founder and Chairman of Bedminster Bioconversion Corporation, a private company which designs and develops large scale composting facilities for the treatment of organic waste streams. He is also an active private investor in and director of various companies, including Segrets, Inc., Cyto Ltd., and SK Technologies. Mr. Peipers earned an A.B. from Harvard College in 1978 and a J.D. from Harvard Law School in 1981.

     Marian A. Bourque - Chief Financial and Accounting Officer, Secretary and Treasurer. Chief Financial and Accounting Officer, Secretary and Treasurer of the Company since April 1996, Ms. Bourque was Controller of the Company from December 1994 to April 1996. Her past associations include Broussard, Poche, Lewis and Breaux CPA Firm, where she was active in the Management Advisory Department and Adobe Oil & Gas, where she was the Accounts Payable Supervisor. Ms. Bourque, a Certified Public Accountant, earned a B.S. in Accounting from the University of Southwestern Louisiana in 1993.

                            PRINCIPAL SHAREHOLDERS

          The following table sets forth, as of November 30, 1997, the common stock ownership of each person known by the Company to be the beneficial owner of five percent or more of the Company's common and preferred stock ("Principal Shareholders"), all Directors and Officers individually and all Directors and Officers of the Company as a group. Except as noted, each person has sole voting and investment power with respect to the shares shown. All shares are "restricted securities" and as such are subject to limitations on resale. The shares may be sold pursuant to Rule 144 under certain circumstances. There are no contractual arrangements or pledges of the Company's securities, known to the Company, which may at a subsequent date result in a change of control of the Company.


                                   Amount of Beneficial
                                      Ownership(1)
                                 ________________________

     Name and Address       Common and     Options                Percent
     of Beneficial          Preferred       and                     Of
     Owner                   Stock        Warrants       Total    Class (2)
     ________________     ____________    __________     _____    _________
     L. G. Schafran (3)
     54 Riverside Drive #14B
     New York, NY 10024        ---         600,000      600,000     3.35%

     Donald P. Carlin (4)
     P. O. Box 51808
     Lafayette, LA 70505     560,229        -0-         560,229     3.24%

     Richard A. Brown (5)
     P. O. Box 8706
     Longboat Key, FL 34228  618,206        -0-         618,206     3.57%

     James V. Janes, III (6)
     231 Dr. Charlie Drive
     Opelousas, LA 70570     201,038       221,500      412,538     2.36%

     David H. Peipers (7)
     610 Tenth Avenue,
     Suite 605
     New York, NY 10020    1,747,561       130,000    1,877,561    10.78%

     Vernon Taylor, Jr. (8)
     1670 Denver Club Bldg.
     Denver, CO 80202      2,086,001       165,000    2,251,001    12.89%

     The Winsome Limited
     Partnership (9)
     f/k/a Crossroads Limited
      Partnership
     610 Tenth Ave.,
     Suite 605
     New York, NY 10020    1,616,158       130,000    1,746,158    10.02%

     GAMI Investments, Inc. (10)
     Two North Riverside Plaza
     Suite 1100
     Chicago, IL 60606       933,333       933,333    1,866,666    10.24%

     Marian A. Bourque
     P. O. Box 81518
     Lafayette, LA
     70598-1518               -0-           -0-          -0-           0%

     All Directors
     and Officers as
      a Group
     (Six Persons) (11)    3,127,034       951,500   4,078,534    22.35%


     (1) Rule 13d-3 under the Securities Exchange Act of 1934, involving the determination of beneficial owners of securities, includes as beneficial owners of securities, among others, any person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has, or shares, voting power and/or investment power with respect to such securities; and, any person who has the right to acquire beneficial ownership of such security within sixty days through means, including but not limited to, the exercise of any option, warrant or conversion of a security. In making this calculation, options and warrants which are significantly "out-of-the-money" and therefore unlikely to be exercised within sixty days are not included in the calculation of beneficial ownership. For this purpose, the Company deems options and warrants with an exercise price above $.75 as unlikely to be exercised within the next sixty days. Any securities not outstanding which are subject to such options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not be deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

     (2) As of November 30, 1997, there were 1,590,700 shares of common stock, 1,590,700 shares of Series B Convertible Exchangeable Preferred Stock and 2,471,667 shares of Series C Convertible Exchangeable Preferred Stock issued and outstanding. Each share of the Series B and Series C Convertible Exchangeable Preferred Stock is entitled to one vote and votes together with the common stock as a single class except upon matters relating to the amendment of rights and preferences for the preferred stock. Accordingly, there are 17,292,602 shares of capital stock entitled to vote upon ordinary matters and the percentages in this column are based upon such number of shares.

     (3) Mr. Schafran owns options to purchase 600,000 shares of common stock. Mr. Schafran also owns warrants to purchase 600,000 shares of common stock at an exercise price of $2.00 per share, but these have been excluded from the calculation of his beneficial ownership due to the material difference between the exercise price and the current trading price of the common stock . Mr. Schafran's wife owns 242,479 shares of common stock, 131,667 shares of preferred stock and warrants to purchase 116,557 shares of common stock. Mr. Schafran disclaims beneficial ownership of the stock owned by his wife.

     (4) Mr. Carlin owns 350,006 shares of common stock. Mr. Carlin also owns warrants to purchase 10,015 shares of common stock at an exercise price of $1.50 per share, and 103,667 options to purchase common stock at an exercise price of $2.00 per share, but these have been excluded from the calculation of his beneficial ownership due to the material difference between the exercise price and the current trading price of the common stock. Mr. Carlin could be considered a beneficial owner of 27,223shares of common stock and 25,000 shares of preferred stock held by his wife
           and 30,000 shares of common stock  held  by his children.   Mr.
           Carlin could also be considered beneficial owner of 128,000 shares of common stock held by C&M Land Account of which Mr. Carlin is a principal shareholder and director.

     (5) Mr. Brown owns 551,526 shares of common stock . Mr. Brown could be considered a beneficial owner of 66,680 shares of common stock held in custodial account for his son Alexander J. Brown.

     (6) Mr. Janes owns 194,078 shares of common stock and options to purchase 211,500 shares of common stock. He could be considered a beneficial owner of 6,960 shares held in joint tenancy with his mother. Mr. Janes' wife owns 156,000 shares of common stock. Mr. Janes disclaims beneficial ownership of the stock owned by his wife.

     (7) Mr. Peipers owns 131,403 shares of common stock. Mr. Peipers could be considered a beneficial owner of 1,421,662 shares of common stock, 130,000 shares of preferred stock and warrants to purchase 130,000 shares of common stock held by The Winsome Limited Partnership F/K/A Crossroads Limited Partnership, of which Mr. Peipers is General Partner. Mr. Peipers could also be considered a beneficial owner of 14,496 common shares and 50,000 shares of preferred stock held by Cornerhouse Limited Partnership, an affiliate of The Winsome Limited Partnership.

     (8) Mr. Taylor owns 530,915 shares of common stock, 200,000 shares of preferred stock and warrants to purchase 100,000 shares of common stock. Mr. Taylor could be considered a beneficial owner of 435,000 shares of common stock held by a family member and 284,000 shares of common stock held by a corporation for which Mr. Taylor is an officer. Mr. Taylor could also be considered a beneficial owner of 114,439 shares of common stock and 400,000 shares of preferred stock held by the Ruth and Vernon Taylor Foundation and 65,000 shares of preferred stock, warrants to purchase 65,000 shares of common stock and 56,647 shares of common stock held by the Sara Taylor Swift Revocable Trust, since Mr. Taylor is a trustee of both.

     (9) The Winsome Limited Partnership F/K/A Crossroads Limited Partnership, is an entity for which David H. Peipers is the General Partner. The Winsome Limited Partnership owns 1,421,662 shares of common stock, 130,000 shares of preferred stock and warrants to purchase 130,000 shares of common stock. The Winsome Limited Partnership could also be considered a beneficial owner of 14,496 shares of common stock and 50,000 shares of preferred stock held by Cornerhouse Limited Partnership, an affiliate of The Winsome Limited Partnership.

     (10) GAMI Investments, Inc., a Delaware corporation, owns 933,333 shares of preferred stock and warrants to purchase 933,333 shares of common stock.

     (11) The Directors and Officers as a group (six persons) beneficially own 2,922,034 shares of common stock, 205,000 shares of preferred stock, warrants to purchase 130,000 shares of common stock and stock options to purchase 821,500 shares of common stock.


                            SELLING SHAREHOLDERS

          The following tables show for the Selling Shareholders (i) the number of common shares of the Company beneficially owned by them as of November 30, 1997, (ii) the number of common shares covered by this Prospectus and (iii) the number of common shares and percentage of class ownership after the offering. In the case of Table a., the table assumes the (i) conversion of the preferred stock to common stock, and
     (ii) the exercise of the Class Z and Class E Warrants to common stock.

          a. Shareholder Shares Underlying Series C Preferred Stock and Class Z Warrants


                      Number of       Number of        Number of    Percent
                      Common Shares   Common Shares    Shares        Of
     Selling          Beneficially    Covered By This  Owned After  Class If
     Shareholders     Owned           Prospectus       Offering     Over 1%
     ____________     _____________   _____________   ____________ _________
     Mark Lobel           2,556          50,000         22,556

     George Kyrkostas    52,556          50,000          2,556

     Stanley Lobel *     50,000         250,000          - 0 -

     Legg Mason Wood
     Walker C/F Stanley
     Lobel IRA
     Rollover*          297,585         250,000         47,585

     Winsome Limited
     Partnership f/k/a
     Crossroads Limited
     Partnership      1,682,864         260,000      1,422,864      10.55%

     Alfred T.
     Copeland, Jr.      210,226         200,000         10,226

     Lynn Hecht
     Schafran           455,813         213,334        242,479       1.8%

     Vernon
     Taylor, Jr.      1,564,354         200,000      1,364,354     10.16%

     Sara Taylor Swift
     Revocable Trust
     dtd 12/20/51 Vernon
     Taylor, Jr.
     TTEE              186,647          130,000        56,647

     Marc A. Utay      160,251          152,534         7,717

     Utay Family Group,
     LLC*              288,005          274,134        13,871

     Edward A.
     Weihman            98,104           93,332         4,772

     Joseph
     Stein, Jr.         70,075           66,666         3,409

     GAMI Investment,
     Inc.            1,962,108        1,866,666        95,442

     Dakota Capital
     Partners, LLC     140,151          133,334         6,817

     Muriel Siebert    105,113          100,000         5,113

     F.B. Baer          13,334           13,334         - 0 -

     Robert A. Naify   209,374          200,000         9,374

     Shelter Rock
     Resources Profit
     Sharing Plan Andrew
     Carduner & Wendy
     Carduner, TTEEs    52,343           50,000         2,343

     Lawrence Groo     104,687          100,000         4,687

     Will K. Weinstein
     Revocable Trust
     Will K. Weinstein,
     TTEE              104,687          100,000         4,687

     Balestra Capital
     Partners *        200,212          150,000        50,212

     Baer & Co.,
     LLC *              40,000           40,000         - 0 -

          b.   Shareholder Common Shares Covered by Prospectus

                    Number of         Number of        Number of    Percent
                   Common Shares    Common Shares      Shares Owned  Class
     Selling        Beneficially     Covered by This      After     If Over
     Shareholders      Owned          Prospectus       Offering      1%
     ____________ _______________   ________________   __________   ________

     Baer and
     Company LLC      80,336           80,336            - 0 -

     Lawrence Groo    67,970           25,000            42,970

     Thomas Murphy   10,000            10,000           - 0 -

     Brian Hebert    17,160            15,000           2,160

     Michelle
     Leblanc          4,919             4,300             619


          c.   Selling Shareholder Shares Underlying Series B Preferred Stock


                    Number of         Number of        Number of    Percent
                    Common Shares    Common Shares     Shares Owned  Class
     Selling        Beneficially     Covered by This   After        If Over
     Shareholders      Owned          Prospectus       Offering      1%
     ____________ _______________   ________________   __________   ________

     Allen & Company
     Incorporated *   597,115         250,000         347,115        2.57%

     Baer, Fernand B.,
     Jr.*              15,000          15,000           - 0 -

     Balestra Capital
     Partners *       150,000         150,000           - 0 -

     Bender,
     Susan J.         128,052         100,000          28,052

     Brown,
     JoAnn (1) *       10,543          10,000             543

     Brown, JoAnn
     C/F Alexander J. Brown,
     a minor (2) *     10,543          10,000             543

     Carlin,
     Bonnie (3)        52,223          25,000          27,223

     The Cornerhouse
     Limited
     Partnership*      50,000          50,000           - 0 -

     Cuskley,
     Kevin P.          32,013          25,000           7,013

     Hebert,
     Brian, Sr.        17,298           5,700          11,598

     Hocker,
     Richard           64,025          50,000          14,025

     LEGG Mason Wood
     Walker Cust Stanley
     Lobel*           125,119         125,119           - 0 -

     Levy, Frank       74,076          50,000          24,076

     Miller,
     Mark Timothy *    56,817          50,000           6,817

     Morris Lobel &
     Sons, Inc.        32,013          24,881           7,132

     Schafran, Lynn *  42,912          25,000          17,912

     The Ruth & Vernon
     Taylor
     Foundation       400,000         400,000           - 0 -

     Taylor,
     Vernon, Jr.      100,000         100,000           - 0 -

     Trapp, Peter      32,034          25,000           7,034

     Universal
     Partners, L.P.    31,987          25,000           6,987

     Wight Investment
     Partners          45,160          35,000          10,160

     Worthington,
     Lucinda           51,180          40,000          11,180


          d.   Selling Shareholders Shares Underlying Class E Warrants


                    Number of         Number of        Number of    Percent
                    Common Shares    Common Shares     Shares Owned  Class
     Selling        Beneficially     Covered by This   After        If Over
     Shareholders      Owned          Prospectus       Offering      1%
     ____________ _______________   ________________   __________   ________

     Aboudi, Joseph
     and Lillian        8,148           4,445           3,703

     Allen &
     Company, Inc.*    44,445          44,445           - 0 -

     Baer & Company*   85,990          15,330          70,660

     Baer, F.B. *      15,000           5,000          10,000

     Baer, Fernand B.,
     Jr.*             233,337          34,458         198,879      1.50%

     Bear Stearns
     Securities Corp.  38,173          38,173          - 0 -

     Bergeaux, Gerald     333             333          - 0 -

     Bernard, Allen P. 10,015          10,015          - 0 -

     Brown,
     JoAnn F. (1)*     75,678           6,667          69,011

     Brown JoAnn F.
     C/F Alexander J.
     Brown, a minor*   73,195           6,670          66,525

     Brown,
     Richard A.       669,328         117,802         551,526      4.13%

     Bruce, Michael R.
     and Sandra S.      8,445           8,445         - 0 -

     Bucchi, Phillip R.
     and Edith A.       1,000           1,000         - 0 -

     Carcano, Felix   160,801         160,801         - 0 -

     Carlin,
     Donald P.        518,021          10,015         508,006      3.84%

     Cede & Co.     7,143,984               1       7,143,983      54.0%

     Chehebar, Joey     4,074           2,223           1,851

     Churchill
     Associates, L.P.       2               1               1

     Copeland, Alfred T.,
     Jr.               10,227               1          10,226

     Datrix Corp.     167,500         167,500           - 0 -

     The Crossroads
     Limited Partners
     and David
     Peipers*           4,242           4,242           - 0 -

     The Crossroads
     Limited
     Partnership*      15,758          15,758           - 0 -

     Ari Dani Corp.    10,184           5,556           4,628

     Deutschmann,
     Jacob H.          15,501          15,501           - 0 -

     Edwards, Perrin D.
     and Annie I.
     Gines              5,001           5,001           - 0 -

     Esses, Sara        8,519           2,223           6,296

     Finsilver, Joan    4,074           2,223           1,851

     Forwand, Barry     6,111           3,334           2,777

     Giles, Edward M.   8,889           8,889           - 0 -

     Goldstein, Walter
     and Batya         43,704           4,445          39,259

     Groo, A.
     Lawrence*          6,080           1,393           4,687

     Herzog Heine
     Geduld, Inc.      50,001          50,001           - 0 -

     Jeffrey, John B.   1,100             100           1,000

     Jeffrey,
     Richard R.        36,253           7,023          29,230

     Jeffrey,
     Robert C.          1,300             100           1,200

     Johnston,
     Richard            8,223           8,223           - 0 -

     Kavouras, Thomas
     and Lulu           8,519           2,223           6,296

     Khermouch, Sherrie
     and Raymond            1               1           - 0 -

     Kleinhandler,
     Naomi             21,853           2,223          19,630

     Klotz, Jeffrey
     and Elizabeth      3,001           2,223             778

     Lehmann, Aaron     4,000           4,000          - 0 -

     Lewco Securities
     Corp.             19,000          19,000          - 0 -

     Ciera Limited      4,074           2,223           1,851

     Lobel, David      10,001           3,334           6,667

     Lobel, Stanley*   58,697           8,886          49,811

     McDonald,
     William D.
     and Carol F.      87,034          11,111          75,923

     McNeely, Loren     1,667           1,667          - 0 -

     Middlegate
     Securities,
     Ltd.              37,750          37,750         - 0 -

     Miller, Mark
     Timothy*           6,720           6,720         - 0 -

     Mizrahi, David     4,074           2,223           1,851

     Murphy, Robert M.      2               1               1

     Ostrofsky,
     Steven            45,008           5,003          40,005

     Quigley, John G.   2,223           2,223        - 0 -

     First River
     Road Corp.             1               1        - 0 -

     Roob Peck
     McCooey Clearing
     Corp.             16,667          16,667        - 0 -

     Rutberg, Frederic D.
     and Phillip F.
     Heller            24,505           1,502          23,003

     Samberg,
     Arthur J.         69,628           8,889          60,739

     Schafran, Lynn
     Hecht*           234,457           9,890         224,567      1.7%

     Scheer, Perry J.  18,217          16,467           1,750

     Smith Barney,
     Inc.              22,501          22,501        - 0 -

     Spear Leeds
     & Kellogg          5,500           5,500        - 0 -

     Tawil, Joseph
     and Ruth           8,148           4,445           3,703

     Terzi, Ronald
     and Esther         4,074           2,223           1,851

     Tosyd, Inc.        4,873           4,500             373

     Trask, Robert W.     835             835        - 0 -

     Travis, Brian A.
     and Joanne
     Carcano           47,500          47,500        - 0 -

     Travis, Brian
     and Joanne
     Carcano           39,698          37,198          2,500

     Travis, Dorothy
     and Brian          6,651           6,651         - 0 -


          e.   Shares Underlying Placement Agent Warrants


                    Number of         Number of        Number of    Percent
                    Common Shares    Common Shares     Shares Owned  Class
     Selling        Beneficially     Covered by This   After        If Over
     Shareholders      Owned          Prospectus       Offering      1%
     ____________ _______________   ________________   __________   ________

     Gilford
     Securities,
     Inc.           100,000           100,000             - 0 -

     FBB Corp.
     (4)*           100,000           100,000             - 0 -


          f.   Shares Underlying Options


                    Number of         Number of        Number of    Percent
                    Common Shares    Common Shares     Shares Owned  Class
     Selling        Beneficially     Covered by This   After        If Over
     Shareholders      Owned          Prospectus       Offering      1%
     ____________ _______________   ________________   __________   ________

     FBB Corp
     (4)*           150,000           150,000            - 0 -

     * These shareholders are listed in more than one Selling Shareholder section.


     (1) Wife of Richard Brown, a Director. Ms. Brown disclaims any beneficial ownership of the shares held by Richard Brown.

     (2) Son of Richard Brown, a Director.

     (3) Wife of Donald J. Carlin, a Director.

     (4) A corporation controlled by Fernand B. Baer.


          Information set forth in the tables regarding the securities owned by each Selling Shareholder is provided to the best knowledge of the Company based on information furnished to the Company by the respective Selling Shareholder and/or available to the Company through its stock transfer records. No Selling Shareholder is obligated to sell his or her shares.

               PLAN OF DISTRIBUTION/DETERMINATION OF OFFERING PRICE

          The common stock offered hereby may be sold by the Selling Shareholders or by pledgees, donees, transferees or other successors-in-interest (including sales after exercise of warrants). Such sales may be made in the over-the-counter market, in privately negotiated transactions, or otherwise, at prices and at terms then prevailing, at prices related to the then current market prices or at negotiated prices. The common stock may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the common stock as agent, but may position and resell a portion of the block as principal in order to consummate the transaction; (b) a purchase by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this Prospectus, including resale to another broker or dealer; or
     (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by a Selling Shareholder may arrange for other brokers or dealers to participate. Any such brokers or dealers will receive commissions or discounts from a Selling Shareholder in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any gain realized by such a broker or dealer on the sale of shares which it purchases as a principal may be deemed to be compensation to the broker or dealer in addition to any commission paid to the broker by a Selling Shareholder.

          The securities covered by this Prospectus may be sold under Rule 144 instead of under this Prospectus. None of the common stock currently qualifies for sale under Rule 144. In general, under Rule 144, "restricted securities" may be sold after a two-year holding period in ordinary market transactions through a broker or with a market maker subject to volume limitations as follows: within any three-month period, a number of shares may be sold which does not exceed the greater of 1% of the number of outstanding shares of Common Stock or the average of the weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Sales under Rule 144 require the filing of a Form 144 with the Securities and Exchange Commission. However, if the shares have been held for more than three years by a person who is not an "affiliate", there is no limitation on the manner of sale or the volume of shares that may be sold and no such filing is required. The Company will not receive any portion of the proceeds of the securities sold by the Selling Shareholders, but will receive amounts upon exercise of Warrants, if any are exercised, which funds will be used for working capital. There is no assurance that the Selling Shareholders will sell any or all of the common stock offered hereby.

          The Selling Shareholders have been advised by the Company that during the time each is engaged in distribution of the securities covered by this Prospectus, each must comply with Rules 10b-5 and 10b-6 under the Securities Exchange Act of 1934, as amended, and pursuant thereto: (i) each must not engage in any stabilization activity in connection with the Company's securities; (ii) each must furnish each broker through which securities covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and (iii) each must not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities other than as permitted under the Securities Exchange Act of 1934, as amended. Any Selling Shareholders who may be "affiliated purchasers" of the Company as defined in Rule 10b-6, under Regulation M pursuant to Securities Exchange Act Release 34-38057 (March 7, 1997) have been advised that they must coordinate their sales under this Prospectus with each other and the Company for purposes of Rule 10b-6.

                            DESCRIPTION OF SECURITIES

     Common Stock

          The authorized common stock of the Company consists of 100,000,000 shares of $.001 par value common stock. All shares have equal voting rights, one vote per share, and are not assessable. Voting rights are not cumulative; therefore, the holders of more than 50% of the common stock of the Company could, if they chose to do so, elect all the Direc-tors.

          Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after satisfaction of all liabilities and distribution to preferred shareholders, if any, will be distributed pro rata to the holders of the common stock. The holders of the common stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. The shares of common stock presently outstanding are, and the shares of common stock to be sold pursuant to this offering will be, upon issuance, fully paid and non-assessable.

        Holders of common stock are entitled to dividends, when and if declared by the Board of Directors of the Company, out of funds legally available therefor. The Company has not paid any cash dividends on its common stock, and it is unlikely that any such dividends will be declared in the foreseeable future.

     Preferred Stock

          The authorized preferred stock of the Company consists of 40,000,000 shares at $.001 par value per share. The preferred stock is voting and may be issued in series as determined by the Board of Directors. As is required by law, each series must designate the number of shares in the series and each share of a series must have identical rights of (1) dividend, (2) redemption, (3) rights in liquidation, (4) sinking fund provisions for the redemption of shares, and (5) terms of conversion.

     Series B Convertible Exchangeable Preferred Stock

          The Series B Convertible Exchangeable Preferred Stock is f rom a designated series of the Company's authorized voting preferred stock. The Series was sold for $1.00 per share, and has an established declared dividend of $.07 per annum per share, due on the 30th day of June of each year. The dividend accumulates if not paid when due. The dividend may be paid in cash or in stock at the sole discretion of the Board of directors. If paid in stock, the common shares issued will be valued at the average bid price for the 30 days preceding the June 30 payment date. Once the price per share of common stock is determined, a number of common shares equal to the total dollar value of the dividend which was to be paid on June 30 will be issued, with any fractional shares of the common stock dividend rounded up.

          Call Provision

          At any time on or after June 30, 1996, and before June 30, 1999, the Company at its sold option may call the Series B Preferred for redemption at a redemption price of $1.00 per share plus accumulated unpaid dividends. The call shall provide for written notice of not less than 30 nor more than 60 days of the proposed redemption date during which call period the Series B holder may either exercise his conversion rights as discussed below and convert each share of Series B Preferred to one share of common stock, or at the expiration of the call period his rights as a shareholder shall expire upon receipt of the redemption price.

          Conversion Rights

          The holder of any shares of this Series B Preferred at his sole option may, at any time until June 30, 1999 (subject to the call provision), convert any or all of the shares of the Series B Preferred Stock held by him into one fully paid and non-assessable share of the Company's $.001 par value common stock for each share of Series B Preferred Stock converted. Accordingly, assuming all dividends have been paid, the 2,000,000 shares of Series B Preferred Stock offered herein may be converted to an equal number of common shares. After June 30, 1999, all rights of conversion cease. The conversion rate is subject to adjustments for such things as stock dividends, stock splits, and reclassifications in the normal course.

          Exchange Rights

          At the sole option of the Company on any dividend payment date on or after June 30, 1995 and before June 30, 1999, it may exchange for the Series B Preferred Stock in whole for the Company's secured promissory note which bears interest at 8% per annum, and is payable in equal quarterly installments of principal and interest payable on September 30, December 31, March 31, and June 30 of each year with the note due in full on or before June 30, 1999.

          This note shall be senior to all other debt of the Company except bank debt and purchase money financing secured by the object purchased, and a security agreement shall be established accordingly.

          Holders of outstanding shares of this Series B Convertible Exchangeable Preferred Stock will be entitled to receive $1.00 principal amount of the note in exchange for each share of this Series held by them at the time of exchange, plus an amount equal to any accrued but unpaid cash dividends. The Company will mail to each holder of record of the shares of this Series written notice of its intention to exchange no less than 30 nor more than 60 days prior to the date fixed for the exchange (the "exchange date"). Each such notice shall state: (i) the exchange date; (ii) the place or places where certificates for such shares are to be surrendered for exchange into the note; and (iii) that dividends on the shares to be exchanged will cease to accrue on such exchange date. Prior to giving notice of intention to exchange, the Company shall execute and deliver to the Exchange Agent the original note and security agreement in conformity with the Designation. The Company will cause the note and security agreement to be authenticated on the dividend payment date on which the exchange is effective, and the Company will pay interest on the note at the rate and on the dates specified in such note from the exchange date. There is no penalty for prepayment.

     Series C Convertible Preferred Stock

          The Series C Convertible Preferred Stock is from a designated series of the Company's authorized voting Preferred Stock. A total of 3,000,000 preferred shares have been designated as Series C Preferred Stock. The Series has an established dividend of 7% per annum per share, due on the 30th day of June of each year, commencing in 1997.
     The dividend accumulates if not paid when due. The dividend may be paid in cash or in stock at the sole direction of the Board of Directors. If paid in stock, the common shares issued will be valued at the average bid price for the 30 days preceding the June 30 payment date. Once the price per share of Common Stock is determined, a number of common shares equal to the total dollar value of the dividend which was to be paid on June 30, will be issued with any fractional shares of the common stock dividend rounded up.

          Call Provision

          At any time on or after June 30, 1999, and before June 30, 2001, the Company at its sole option may call the Series C Preferred for redemption at a redemption price of $.75 per share plus accumulated unpaid dividends. The call shall provide for written notice of not less than 30 nor more than 60 days of the proposed redemption date during which call period the Series C holder may either exercise his conversion rights and convert each share of Series C Preferred to one share of Common Stock, or at the expiration of the call period his rights as a shareholder shall expire upon receipt of the redemption price.

          Conversion Rights

          The holder of any shares of this Series C Preferred at his sole option may, at any time until June 30, 2001 (subject to the call provision), convert each share of the Series C Preferred Stock to one
     (1) fully paid and non-assessable share of the Company's $.001 par value Common Stock. After June 30, 2001, all rights of conversion cease. The conversion rate is subject to adjustments for such things as stock dividends, stock splits, and reclassifications in the normal course.

     Class E Common Stock Purchase Warrants

          Each Class E Common Stock Purchase Warrant entitles the holder to purchase one share of the Company's common stock at $1.50 per share at anytime until 5:00 p.m. June 15, 1999. The Class E Common Stock Purchase Warrants are callable by the Company upon 30 days written notice. The Class E Common Stock Purchase Warrants have been issued pursuant to a Warrant Agreement between the Company and American Securities Transfer, Inc. (the "Warrant Agent"). The Company has authorized and reserved for issuance the shares of common stock issuable upon exercise of the Class E Common Stock Purchase Warrants.

          The Class E Common Stock Purchase Warrants contain the customary anti-dilution provisions so as to avoid dilution of the equity interest represented by the underlying common stock upon the occurrence of certain events such as share dividends or splits. The anti-dilution provisions will not apply in the event that a merger or acquisition is undertaken by the Company prior to exercise of the Class E Common Stock Purchase Warrants. In the event of a liquidation, dissolution or winding up of the Company, holders of the Class E Common Stock Purchase Warrants will not be entitled to participate in any distribution of the assets of the Company. Holders of the Class E Common Stock Purchase Warrants will have no voting, preemptive, liquidation or other rights of a shareholder, and no dividends will be declared on the Class E Common Stock Purchase Warrants.

          The Class E Common Stock Purchase Warrants also have over-subscription privileges so that persons who elect to exercise their Class E common Stock Purchase Warrants may also subscribe for any shares which underlie any Class E Common Stock Purchase Warrants not exercised at the expiration of the Class E Common Stock Purchase Warrant term.

     Class Z Warrants

          Each Class Z Warrant entitles the holder to purchase one share of common stock at $.75 per share for a period commencing July 1, 1996 and ending at 5:00 p.m., Eastern Time, on June 30, 2001. The Class Z Warrants are callable by the company upon thirty days written notice at any time on or after July 1, 2000 and at any time, notwithstanding the date, that the common stock of the company has a closing bid price on ten consecutive trading days of $2.00 per share or more. Should the Company properly call the Warrant pursuant to either of the call provisions, the Warrant holder must exercise the Warrants within the thirty day notice period or they shall expire. Should the Warrant holder exercise the Warrants, he must tender the exercise price along with his Warrant certificate duly executed to the transfer agent as set forth in the certificate within the notice period and the number of shares exercised will be issued to him. The Class Z Warrants have been issued pursuant to a Warrant Agreement between the Company and American Securities Transfer, Inc. (the "Warrant Agent"). The Company has authorized and reserved for issuance the shares of common stock issuable upon exercise of the Class Z Warrants.

          The Warrants contain the usual anti-dilution provisions so as to avoid dilution of the equity interest represented by the underlying Common Stock upon the occurrence of certain events such as share dividends or splits. The anti-dilution provisions do not apply in the event shares are issued for reasonable consideration as determined by the Board of Directors. In the event of liquidation, dissolution or winding up of the Company, holders of the Warrants will not be entitled to participate in the assets of the Company. Holders of the Warrants will have no voting, preemptive, liquidation or other rights of a shareholder, and no dividends will be declared on the Warrants.

          The Class Z Warrants also have over subscription privileges so that persons who elect to exercise their Class Z Warrants may also subscribe for any shares which underlie any Warrants not exercised at the expiration of the warrant term.

          The Warrants may not be exercised unless the registration statement covering the shares underlying the Warrants of which this Prospectus forms a part, is then effective.

     Placement Agent Warrants

          Each Placement Agent Warrant entitles the holder to purchase one share of the Company's common stock at the price of $1.00 per share, at any time until 5:00 p.m. on October 15, 1999. There is no provision for the call or redemption of the Placement Agent Warrants. The Placement Agent Warrants have been issued pursuant to a Warrant Agreement between the Company and American Securities Transfer, Inc., and the Company has authorized and reserved for issuance the shares of common stock issuable upon the exercise of the Placement Agent Warrants.

          The Placement Agent Warrants contain the customary anti-dilution provisions so as to avoid dilution of the equity interest represented by the underlying common stock upon the occurrence of certain events such as share dividends or splits. The anti-dilution provisions will not apply in the event that a merger or acquisition is undertaken by the Company prior to the exercise of the Placement Agent Warrants. In the event of a liquidation, dissolution or winding up of the company, holders of the Placement Agent Warrants will not be entitled to participate in any distribution of the assets of the Company. Holders of the Placement Agent Warrants will have no voting, redemptive, liquidation or other rights of a shareholder, and no dividends will be declared or paid to holders of the Placement Agent Warrants. The Placement Agent Warrants were issued pursuant to the Placement Agent Agreement entered into by and between Gilford Securities, Inc. and the Company as part of the private placement of the Series B Convertible Exchangeable Preferred Stock, which private placement was closed during October 1994. As part of the Agreement, the Placement Agent Agreements were issued to Gilford Securities, Inc. and persons appointed by Gilford Securities, Inc., who in turn may not reassign the Warrants prior to October 15, 1995.

          The exercise price and number of shares of common stock or other securities issuable on exercise of the Warrants are also subject to adjustment in certain circumstances, including a stock dividend, stock split, recapitalization, reorganization, merger or consolidation of the Company.

          The Warrants may be exercised upon surrender of the Warrant Certificate on or prior to the expiration date at the offices of the Company, with the exercise form of the Warrant completed and executed as indicated, accompanied by full payment of the exercise price (by certified check payable to the Company) for the number of Warrants being exercised. The Warrantholders do not have the rights or privileges of holders of common stock.

     Warrant Agent

          The Warrant Agent for the Warrants is American Securities Transfer, Inc., Denver, Colorado.

     Fernand Baer Options

          As payment to Fernand Baer for his investment banking services, the Company granted Mr. Baer or his assignee 150,000 options. Each option entitles the holder to purchase one share of restricted common stock at the price of $.90 per share, at any time until 5:00 p.m. on September 15, 2002.

     General

          The exercise prices and number of shares of common stock or other securities issuable on exercise of the Warrants are also subject to adjustment in certain circumstances, including a stock dividend, stock split, recapitalization, reorganization, merger or consolidation of the Company.

          The Warrants may be exercised upon surrender of the Warrant Certificate on or prior to the expiration date at the offices of the Company, with the exercise form of the Warrant completed and executed as indicated, accompanied by full payment of the exercise price (by certified check payable to the Company) for the number of Warrants being exercised. The Warrantholders do not have the rights or privileges of holders of common stock.

     Warrant Agent

          The Warrant Agent for the Warrants is American Securities Transfer, Inc., Denver, Colorado.

                               LEGAL MATTERS

          The validity of the issuance of the common stock offered hereby will be passed upon for the Company by Cohen Brame & Smith Professional Corporation, 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203. A director of the firm beneficially owns approximately 9,000 shares of the Company's common stock.


                                EXPERTS

          The consolidated financial statements incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said report. Reference is made to said report which includes an explanatory paragraph to describe certain factors which raise substantial doubt about the Company's ability to continue as a going concern as described in Note A to the financial statements.



     ======================================================================



     No dealer, salesman or other person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.


                               TABLE OF CONTENTS
                                                                        Page
     DOCUMENTS INCORPORATED BY REFERENCE                                 -2-

     AVAILABLE INFORMATION                                               -2-

     ANNUAL AND QUARTERLY REPORTS                                        -3-

     INDEMNIFICATION                                                     -3-

     PROSPECTUS SUMMARY                                                  -4-

     RISK FACTORS                                                        -6-

     USE OF PROCEEDS                                                     -9-

     DIVIDEND POLICY                                                     -9-

     MANAGEMENT                                                          -9-

     PRINCIPAL SHAREHOLDERS                                             -11-

     SELLING SHAREHOLDERS                                               -13-

     PLAN OF DISTRIBUTION/DETERMINATION OF OFFERING PRICE               -14-

     DESCRIPTION OF SECURITIES                                          -15-

     LEGAL MATTERS                                                      -17-

     EXPERTS                                                            -17-





                                  DELTA-OMEGA
                               TECHNOLOGIES, INC.







                                COMMON STOCK






                           _______________________

                                  PROSPECTUS
                           _______________________


















                                         ______________, 1998



                                     II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


     Item 14.  Other Expenses of Issuance and Distribution

          The following table sets forth the estimated expenses, other than the possible discounts and commissions, in connection with the offering described in this Registration Statement.


                                                                   Total
                                                                  ________
     Registration Fee Under Securities Act of 1933               $1,141.54
     Printing and Engraving                                         100.00*
     Accounting Fees and Expenses                                 5,000.00*
     Legal Fees and Expenses                                      7,000.00*
     Blue Sky Fees and Expenses (including related legal fees)    1,000.00*
     Transfer Agent Fees                                          2,000.00*
     Miscellaneous                                                3,488.46*
            Total                                                20,000.00

            *Estimated

     Item 15.  Indemnification of Officers and Directors

          Article X of the Company's Articles of Incorporation provides that the Registrant may indemnify each director, officer, and any employee or agent of the Registrant and his heirs, executors, and administrators, against expenses reasonably incurred or any amounts paid by him in connection with any action, suit, or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee or agent of the Registrant in the same manner as is provided by the laws of the State of Colorado as summarized below.

          Under the Colorado Business Corporation Act, a corporation has the power to indemnify against liability any current or former director, officer, employee or agent. Colorado Revised Statutes ("C.R.S.")
     Section 7-109-101, et seq. Under C.R.S. Section 7-109-102, a corporation may indemnify a director if (1) the director conducted himself in good faith, (2) the director reasonably believed that his conduct was not opposed to the corporation's best interests, or if acting in his official capacity, that his conduct was in the corporation's best interests and (3) in the case of a criminal proceeding, the director had no reasonable cause to believe his conduct was unlawful. The Colorado Business Corporation Act also gives each corporation the power to eliminate or limit the personal liability of a director of the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director unless the breach of fiduciary duty involves breach of loyalty to the corporation or its shareholders, acts or omissions involving intentional misconduct or a knowing violation of law, acts specified in C.R.S. Section 7-108-403 (improper distribution of assets, dividends or share repurchases) or any transaction whereby the director derived an improper personal benefit. C.R.S. Section 7-108-402.

     Item 16.   Exhibits and Financial Statement Schedules

     (a) The following exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

          3.1 Articles of Incorporation and Bylaws (Incorporated by reference to Exhibit 3 to the Company's Registration Statement (SEC File No. 33-45527).

          4.1   Form of Common Stock Purchase Warrants.**

          4.2 Designation of Series C Preferred Stock (Incorporated by reference to Exhibit 4 to Report on Form 10-KSB for period ended August 31, 1996).

          5.0 Opinion of Cohen Brame & Smith Professional Corporation regarding the legality of the securities being registered.*

         10.1   Warrant Agreement With American Securities Transfer, Inc.**

         24.1 Consent of Cohen Brame & Smith Professional Corporation (Included in Exhibit 5.0).

         24.2   Consent of Arthur Andersen LLP*
     _________________

     *     Filed herewith.
     **    Previously filed.

     Item 17.  Undertakings

          (a)   The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i)  To include a Prospectus required by
                      Section 10(a)(3) of the Securities Act of 1933.

                     (ii)  To reflect in the Prospectus any facts or events
                      arising after the effective date of the
                      Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                    (iii)  To include any material information with respect
                      to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

                (2)   That, for the purpose of determining any liability
                 under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3)   To remove from registration by means of a post-
                 effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions in
          Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Form S-2 Registration Statement and authorizes this Registration Statement to be signed on its behalf by the undersigned, at Broussard, Louisiana, on the 30th day of December, 1997.

                                       DELTA-OMEGA TECHNOLOGIES, INC.


                                       By:/s/ James V. Janes, III,
                                          ____________________________
                                          James V. Janes, III, President


                                 POWER OF ATTORNEY

          Each person whose individual signature appears below hereby constitutes and appoints James V. Janes, III as his true and lawful attorney-in-fact with full power of substitution to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

          In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

     Signature                           Title                     Date
     /s/J. V. Janes, III, Attorney-In-Fact
     ________________
     L. G. Schafran            Chairman of the Board     December 30, 1997
     /s/J.V. Janes, III, Attorney-In-Fact
     ________________
     James V. Janes, III       Director and President    December 30, 1997
     /s/J.V. Janes, III, Attorney-In-Fact
     ________________
     Donald P. Carlin          Director                  December 30, 1997
     /s/ J.V. Janes, III, Attorney-In-Fact
     ________________
     Richard A. Brown          Director                  December 30, 1997
     /s/J.V. Janes, III, Attorney-In-Fact
     ________________
     David H. Peipers          Director                  December 30, 1997
     /s/J.V. Janes, III Attorney-In-Fact
     ________________
     Marian A. Bourque         Chief Financial           December 30, 1997
                               Officer (Principal Accounting
                               Officer), Secretary
                               and Treasurer



     ======================================================================




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                           DELTA-OMEGA TECHNOLOGIES, INC.






                            _______________________







                                  EXHIBITS

                                     TO

                                  FORM S-2

                        Post Effective Amendment No. 1

                             Registration Statement

                                    Under

                         The Securities Act of 1933



     ======================================================================


                           INDEX TO EXHIBITS

     Exhibit Number in                                   Sequentially
     Form S-2                     Description           Numbered Page
     ______________              ______________         ________________

     4.1                    Form of Common Stock              *
                            Purchase Warrants

     5.0                    Opinion of Cohen Brame &
                            Smith Professional
                            Corporation regarding
                            the legality of the securities
                            being registered
                            (including Consent)

     10.1                   Warrant Agreement With            *
                            American Securities
                            Transfer, Inc.

     24.2                   Consent of Arthur Andersen LLP

     *Previously filed





















                          EXHIBIT NOS. 5.0 AND 24.1

          OPINION OF COHEN BRAME & SMITH PROFESSIONAL CORPORATION



                                Delta Omega
                                     S-2
                        Exhibit 5.0 and 24.1 - CBS Opinion





                              January    ,1998


     Delta-Omega Technologies, Inc.
     7608 West Highway 90
     New Iberia, Louisiana  70560

             Re:  Registration Statement on Form S-2

     Gentlemen:

               Delta-Omega Technologies, Inc., a Colorado corporation (the "Company"), is registering for sale by selling shareholders up to 8,085,587 shares of its common stock represented by up to 2,471,667 shares of common stock underlying conversion rights associated with currently outstanding Series C Convertible Preferred Stock; 2,471,667 shares of common stock underlying currently outstanding Class Z Warrants; 138,636 shares of common stock currently outstanding with registration rights; 1,590,700 shares of common stock underlying conversion rights associated with currently outstanding Series B Convertible Preferred Stock; 1,062,917 shares of common stock underlying currently outstanding Class E warrants; 200,000 shares of common stock underlying currently outstanding Placement Agent Warrants; and, 150,000
     shares of common stock underlying currently outstanding Options.    Each
     share that is being offered and that underlies the Series C Convertible Preferred Stock, the Class Z Warrants, the Series B Convertible Preferred Stock, the Class E Warrants, the Placement Agent Warrants and the Options is the $0.001 par value common stock of the Company, which has been authorized for issuance in the Company's Articles of Incorporation (the "Shares"). The common shares underlying the conversion rights, the warrants referenced herein, the options referenced herein and the already outstanding common stock shall be hereinafter collectively called the "Selling Shareholder Shares."

               It is proposed that the Selling Shareholder Shares be registered pursuant to a post effective Amendment to Registration Statement on Form S-2, File No. 333-20590 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), and filed with the Securities and Exchange Commission (the "Commission") on December _____, 1997.

               In rendering the following opinion, we have examined and relied only upon the documents and the reports (verbal and written) as we deemed necessary in rendering the opinion, including the Articles of Incorporation of the Company and amendments thereto, the Bylaws of the Company as amended, and authorizing Minutes of the Company.

               We have not undertaken, nor do we intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records. Additionally, we have consulted with Officers and Directors of the Company, and have obtained such statements and representations with respect to matters of fact as we considered necessary or appropriate in the circumstances to render the opinions contained herein. We have not independently verified the content of the factual statements made to us in connection therewith, nor the veracity of such representations, nor do we intend to do so.

               Based upon and subject to the foregoing, it is our opinion that:

              (i) The Selling Shareholder Shares to be offered and/or sold, subject to effectiveness of the Post Effective Amendment to the Registration Statement ("Registration Statement")and compliance with applicable blue sky laws, when issued and delivered against payment therefor in accordance with the terms of the Registration Statement, will constitute legally issued, fully paid and nonassessable shares of Common Stock of the Company.

             (ii)     The Selling Shareholder Shares to be offered as part of
              the Registration Statement have been duly authorized, and, when duly executed by the Company and authenticated by the Warrant Agent/Transfer Agent the effectiveness of the Registration Statement, and compliance with applicable blue sky laws, when issued and delivered in accordance with in the Registration Statement, will have been legally issued and will constitute valid and binding obligations of the Company in accordance with their terms, subject to:

                 (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application (including, without limitation, general principles of equity, whether considered in a proceeding in equity or at law), now or hereafter in effect relating to creditors' rights and claims generally, and/or general laws generally affecting or relating to the enforcement of creditors' rights, including, but not limited to Section 547 of the Federal Bankruptcy Reform Act of 1978; and

                 (b) the remedy of specific performance and injunctive and other forms of equitable relief which are subject to equitable defenses, and to the discretion of the court before which any proceeding therefore may be brought.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement; to the filing of this opinion in connection with such filings of applications as may be necessary to register, qualify or establish eligibility for an exemption from registration or qualification of the securities under the blue sky laws of any state or. other jurisdiction; and to the reference to this firm in the Prospectus under the heading "Legal Matters." In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

               The opinions set forth herein are based upon the federal laws of the United States of America, and the laws of the State of Colorado, all as now in effect. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof.

               The information set forth herein is as of the date of this letter. We disclaim any undertaking to advise you of changes which may be brought to our attention after the effective date of the Registration Statement.

                                                   Very sincerely,

                                                  /s/ Cohen Brame & Smith

                                                  COHEN BRAME & SMITH
                                                  Professional Corporation

















                               EXHIBIT NO. 24.2

                       CONSENT OF ARTHUR ANDERSEN L.L.P.






                      CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated October 3,1997 included in Delta-Omega Technology, Inc.'s
     Form 10-KSB for the year ended August 31, 1997 and to all references to our Firm included in this registration statement.


     Arthur Anderson LLP
     New Orleans, Louisiana
     December 29,1997